Exhibit 99.1


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

                 CRIIMI MAE REPORTS THIRD QUARTER GAAP NET LOSS
                                 OF $7.4 MILLION

Rockville, MD, November 12, 2003 - - CRIIMI MAE Inc. (NYSE: CMM) today reported a GAAP net loss of $7.4 million, or $0.49 per diluted share, for the third quarter of 2003 compared to a net loss of $25.1 million, or $1.80 per diluted share, for the third quarter of 2002.

                             SIGNIFICANT HIGHLIGHTS

--------------------------------------------------------------------------------

- Named a new President in September and an Executive Vice President of Asset Management in October
- 16% decrease in specially serviced loans during the quarter, including two significant hotel loan resolutions
- Executed a $200 million secured borrowing facility
- Recognized impairment charges of $4.7 million on certain subordinated CMBS
- Recognized executive contract termination costs of $2.9 million as management compensation was realigned
- Recognized hedging expense of $1.9 million associated with the anticipated CDO transaction

--------------------------------------------------------------------------------

Barry Blattman, Chairman and Chief Executive Officer, stated: "The credit performance of the mortgage loans underlying CRIIMI MAE's CMBS continues to be impacted by the lagging weakness in the hotel, retail and certain other commercial property sectors contributing to the Company's recognition of impairment during the second and third quarters of this year. However, a 16% decrease in the total specially serviced loans since the second quarter of 2003, despite the continuing weak commercial real estate fundamentals, is a positive development for CRIIMI MAE. We are pleased Stephen Abelman, who has extensive real estate experience, has joined the Company as our new executive vice president of asset management to help us address the ongoing challenges and explore opportunities related to the mortgage loans underlying our CMBS."

FINANCIAL RESULTS

3rd Quarter Net Loss
Net loss to common shareholders of $7.4 million, or $0.49 per diluted share, for the three months ended September 30, 2003 included $4.7 million of impairment charges on certain subordinated commercial mortgage-backed securities ("CMBS"), contract termination costs of $2.9 million related to the expiration of certain executive employment contracts, the recognition of $1.9 million of hedging ineffectiveness expense related to the Company's interest rate swaps and $1.6 million of additional non-cash amortization expense on collateralized mortgage obligations, as further described below.

The Company slightly increased the overall loss estimate anticipated to occur over the life of its subordinated CMBS, from $559 million at June 30, 2003 to $568 million at September 30, 2003. This revision in estimated losses (which includes realized losses to date) reflects increased projected losses related to certain loans currently or anticipated to be in special servicing as a result of such factors as decreases in estimates of property values and changes in the timing of resolutions of defaulted loans. The $4.7 million of impairment charges was calculated as the difference between the fair value and amortized cost of the Company's B- and CCC rated bonds in CRIIMI MAE Commercial Mortgage Trust Series 1998-C1, also known as CBO-2, as of September 30, 2003. In November 2003, the B- rated bond in CBO-2 was downgraded to D by Standard & Poors.

In August 2003, the employment contracts for three of the Company's senior executive officers, expired and were not renewed. In connection with these contract expirations, the Company recognized executive contract termination costs of $2.9 million during the three months ended September 30, 2003. These contracts were put into place in 2001 to ensure management continuity following CRIIMI MAE's Chapter 11 restructuring and through the Company's January 2003 recapitalization. The Company's current compensation structure for its senior executives reflects a realignment of executive compensation based on current industry norms.

As previously announced, the Company entered into a 10-year interest rate swap agreement to hedge the variability of the future interest payments on the Company's anticipated collateralized debt obligation, or CDO, the proceeds of which will be used towards repayment of the outstanding Bear Stearns debt. With payment dates beginning in November 2003, the swaps effectively lock-in a base fixed weighted average interest rate of approximately 4.15% on an aggregate notional amount of $100 million, which represents a significant portion of the anticipated CDO proceeds. As the expected date of the CDO has been changed, the Company recognized $1.9 million of hedging ineffectiveness expense during the three months ended September 30, 2003. As of September 30, 2003, the fair value of the swaps was an asset of approximately $1.5 million.

Year to Date Net Income
For the nine months ended September 30, 2003, the Company's net loss was $6.7 million, or $0.44 per diluted share, compared to a net loss of $30.8 million, or $2.26 per diluted share, for the same period in 2002 and included:
- $13.7 million of impairment charges related to certain subordinated CMBS,
- $2.9 million of executive contract termination costs,
- $1.9 million of hedging expense,
- $2.6 million of additional non-cash amortization expense on collateralized mortgage obligations, and
- several items related to the January 2003 recapitalization, including
  $7.3 million of gain on extinguishment of debt, $3.1 million of recapitalization expenses, and $3.1 million of additional interest expense related to the Company's redemption of its Series A and Series B Senior Secured Notes.

Net Interest Margin
CRIIMI MAE's net interest margin decreased to $7.9 million for the three months ended September 30, 2003 from $8.8 million for the same period last year. For the nine months ended September 30, 2003, CRIIMI MAE's net interest margin was $23.0 million compared to $25.7 million for first nine months of 2002.

Total interest income decreased by $5.9 million and $16.6 million for the three and nine months ended September 30, 2003, respectively, as compared to the same periods in 2002. These decreases were primarily due to the reduction in the weighted average yield-to-maturity on the Company's subordinated CMBS, which resulted from increased loss estimates during 2002 and 2003. In addition, interest income from insured mortgage securities decreased in 2003 following significant prepayments of the underlying mortgage loans since September 2002.

Total interest expense decreased by $5.0 million and $13.9 million for the three and nine months ended September 30, 2003, respectively, primarily due to a lower average total debt balance and a lower average effective interest rate on the Company's total debt outstanding during 2003, following its January 2003 recapitalization, compared to the corresponding periods in 2002. The decrease for the first nine months of 2003 was partially offset by $3.1 million of additional interest incurred related to the redemption of its Series A and Series B Senior Secured Notes and $1.6 million of additional non-cash amortization expense on collateralized mortgage obligations, as discussed below.

The decrease in interest expense was partially offset by approximately $1.6 million and $2.6 million of additional discount and deferred fees amortization expenses on the collateralized mortgage obligations-insured mortgage securities during the three and nine months ended September 30, 2003, respectively, compared to approximately $205,000 and $964,000 of additional amortization expenses during the corresponding periods in 2002, respectively. The increase in amortization is the result of the underlying mortgages prepaying faster than originally anticipated and the resulting change in 2003 for the assumed future prepayment speeds.

During the third quarter of 2003, the average total debt balance was $805 million compared to $964 million in 2002. The average effective interest rate on the total debt outstanding during the third quarter of 2003 was 8.6% compared to 9.3% in 2002.

LIQUIDITY AND SHAREHOLDERS' EQUITY

Since June 30, 2003, total liquidity has increased by 38% to $20.9 million from $15.2 million. At September 30, 2003, CRIIMI MAE had cash of $17 million, including $2.5 million of cash held by the Company's servicing subsidiary, CRIIMI MAE Services Limited Partnership. In addition, the Company had additional liquidity at September 30, 2003 comprised of $3.9 million in investment grade trading securities.

CRIIMI MAE's subordinated CMBS and other assets continue to generate significant cash. During the third quarter of 2003, the Company received cash of $14.6 million from its subordinated CMBS, $872,000 from its investment in the AIM Limited Partnerships, $576,000 from the insured mortgages after payment of related debt service, and $1.9 million from its mezzanine loans (including $1.7 million from the payoff of one loan).

During the third quarter of 2003, the Company made interest and principal payments to Bear Stearns of $3.2 million and $1.3 million, respectively. The Company's consolidated statements of income include general and administrative expenses of $3.0 million, and a quarterly maintenance fee of $434,000, payable in connection with the January 2003 recapitalization to Brascan Real Estate Financial Investments LLC, during the third quarter of 2003. The Company paid dividends to its preferred shareholders of $1.7 million during the third quarter of 2003.

Unlike most other REITs, CRIIMI MAE is presently able to distribute or retain its net cash flows as a result of its net operating loss (NOL) carry forwards. On January 1, 2000, as a result of the Company's election to be taxed as a trader, it recorded a mark-to-market tax loss of approximately $478 million on its trading assets (the "January 2000 Loss"). Commencing in 2000, approximately $120 million of such loss is being recognized for tax purposes each year through 2003. For the nine months ended September 30, 2003, the Company had a taxable loss of $63.3 million, including the amortization of $89.7 million of the January 2000 Loss. As of September 30, 2003, the Company's NOL carry forward and remaining January 2000 Loss totaled $317.0 million.

As of September 30, 2003, GAAP shareholders' equity totaled $311.9 million or $16.26 per diluted share compared to $291.7 million or $16.32 per diluted share at December 31, 2002. The change in total shareholders' equity is primarily attributable to the issuance of common stock to Brascan Real Estate Finance Fund during the January 2003 recapitalization.

CRIIMI MAE had 15,263,006 and 13,945,068 common shares outstanding as of September 30, 2003 and December 31, 2002, respectively.

OPERATIONS

The decrease in the Company's special servicing portfolio includes the resolution of two significant hotel borrowing relationships. During the third quarter, the total outstanding principal balance of loans and real estate owned in special servicing decreased by 16% to $980.5 million, or 6.2% of the aggregate $15.8 billion of mortgage loans underlying the Company's CMBS. This compares to $1.2 billion, or 7.1%, at June 30, 2003.

During the third quarter, $314.9 million of mortgage loans were transferred out of special servicing through negotiated workouts, payoffs, sales or other strategies, including two significant hotel loans discussed below and mortgage loans totaling $132.9 million were transferred into special servicing. Hotel property mortgage loans accounted for $486.9 million, or 50% of the special servicing portfolio at September 30, 2003, down from 61% at June 30, 2003.

As of October 31, 2003, total specially serviced loans decreased further to $969.6 million, or 6.2% of the total mortgage loans underlying the Company's subordinated CMBS, and included the transfer out of special servicing of $25.4 million of loans and the transfer in of $16.3 million of loans.

Status of certain significant borrowing relationships involving hotel loans in special servicing during the quarter ended September 30, 2003 includes:

- The payoff of one hotel loan, with a scheduled principal balance of approximately $128.4 million as of June 30, 2003, secured by 93 limited service hotels located in 29 states.
- The sale to a third party of one hotel loan, with a scheduled principal balance of approximately $80.7 million as of June 30, 2003, secured by 13 extended stay hotels located throughout the U.S.

- Proceeding towards closing on a comprehensive loan modification on 27 hotel loans with scheduled principal balances totaling $135.3 million. The loans are expected to return to performing status in the fourth quarter of 2003 but if they are not successfully resolved, CRIIMI MAE's annual cash flows could be significantly reduced.
- The borrower, for five hotel loans with scheduled principal balances totaling $45.1 million, has not been able to perform under the terms of a preliminary agreement due to decreased demand in the Orlando hospitality market. The Company expects the properties underlying these loans to become real estate owned by the underlying securitization trusts.

RECENT DEVELOPMENTS AND ACHIEVEMENTS

Since the beginning of the third quarter, the Company instituted key changes to its senior management team. During September 2003, Mark Jarrell was named President and Chief Operating Officer. Mr. Jarrell brings with him more than 15 years of corporate and Wall Street experience in the CMBS sector. In October 2003, Cynthia Azzara, the Company's Chief Financial Officer since 1994, was promoted to Executive Vice President.

Also in October 2003, CRIIMI MAE announced that Stephen Abelman had been named Executive Vice President, Asset Management. Mr. Abelman has over 15 years of experience in asset management, dispositions, acquisitions and deal structuring. He reports directly to the President, Mark Jarrell.

Bear Stearns $200 million Secured Borrowing Facility
In August 2003, CRIIMI MAE executed a $200 million secured borrowing facility, in the form of a repurchase transaction, with Bear Stearns. The Company expects to use this facility to acquire subordinated CMBS and to finance certain other transactions involving securities. The securities to be transferred to Bear Stearns in each transaction under this facility will be subject to the approval of Bear Stearns. Borrowings under this facility will be secured by such securities, will bear interest, payable monthly, at rates determined as to each transaction ranging from one-month LIBOR plus 0.8% to one-month LIBOR plus 2%. No transactions have been made under this facility as of this date.

OUTLOOK

"2003 continues to be a year of change for CMM. We have now assembled an industry-leading team that has focused thus far on maximizing the existing portfolio's performance. We have had recent successes in reducing the amount of loans in special servicing and will work toward continued reductions in the fourth quarter. This will help enable us to take advantage of the best strategy for executing a CDO transaction in the near future. And as we move closer to 2004, we intend to expand our focus to plan for new opportunities with a goal of growing our income sources beyond our existing CMBS portfolio. The hiring of Mark Jarrell as President and COO and Stephen Abelman as EVP of Asset Management, and securing the $200 million borrowing facility for new acquisitions, were significant steps in that regard," concluded Barry Blattman.

THIRD QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its third quarter earnings on November 12, 2003 at 2:00 pm Eastern Time. The conference call access number is
(877) 852-7897. A replay of the call will be available through November 19 at
(800) 642-1687, conference ID number 3002393.

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether loans in special servicing will continue to decrease; whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategies, minimize the risk associated with its assets (by enhancing surveillance on underlying properties or otherwise), return loans to performing status or otherwise successfully resolve defaulted loans (and avoid potential significant reductions in annual cash flows), acquire new subordinated CMBS or other mortgage-related assets, or complete other investment strategies, execute a CDO transaction or other refinancing and repay all or any portion of the Bear Stearns debt, improve financial performance, support liquidity, effectively hedge its interest rate exposure, earn attractive returns or enhance shareholder value; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses and impact of the timing and amount of master servicer advances made in connection with CMBS on the Company's cash flows and its need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured and other obligations; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

--------------------------------------------------------------------------------
                          CRIIMI MAE INC.
                 CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                  For the three months ended September 30,   For the nine months ended September 30,
                                                        2003               2002                      2003               2002
                                                  ----------------    --------------            --------------     --------------
Interest income:
  CMBS                                              $ 22,121,471      $ 25,678,715               $ 66,307,216       $ 76,815,219
  Insured mortgage securities                          3,486,162         5,829,458                 12,413,163         18,468,181
                                                    -------------     -------------              -------------      -------------
  Total interest income                               25,607,633        31,508,173                 78,720,379         95,283,400
                                                    -------------     -------------              -------------      -------------
Interest and related expenses:
  Bear Stearns variable rate secured debt              3,550,104                 -                 10,047,040                  -
  BREF senior subordinated secured notes               1,261,084                 -                  3,519,973                  -
  Exit variable-rate secured borrowing                         -         3,700,424                    859,106         11,397,375
  Series A senior secured notes                                -         2,889,054                  2,130,722          8,781,875
  Series B senior secured notes                                -         3,480,499                  2,697,006         10,289,704
  Fixed-rate collateralized bond obligations-CMBS      7,032,898         6,397,966                 19,775,900         19,337,866
  Fixed-rate collateralized mortgage obligations-
    insured securities                                 5,353,098         5,642,316                 15,028,861         18,297,034
  Hedging expense                                        274,167           353,085                    900,655            749,412
  Other interest expense                                 240,179           245,984                    711,556            743,966
                                                    -------------    --------------              -------------      -------------
  Total interest expense                              17,711,530        22,709,328                 55,670,819         69,597,232
                                                    -------------    --------------              -------------      -------------
Net interest margin                                    7,896,103         8,798,845                 23,049,560         25,686,168
                                                    -------------    --------------              -------------      -------------
  General and administrative expenses                 (3,027,061)       (2,782,419)                (8,815,893)        (8,588,203)
  Deferred compensation expense                          (23,810)          (16,732)                   (43,331)           (93,422)
  Depreciation and amortization                         (131,472)         (312,388)                  (450,296)          (920,928)
  Servicing revenue                                    2,425,138         2,976,371                  7,314,725          8,233,944
  Servicing general and administrative expenses       (2,500,850)       (2,222,008)                (6,824,975)        (6,847,992)
  Servicing amortization, depreciation and
    impairment expenses                                 (293,090)         (508,000)                (1,180,842)        (1,418,810)
  Servicing restructuring expenses                        (6,301)                -                   (150,672)          (141,240)
  Servicing gain on sale of servicing rights                   -            34,309                          -          4,851,907
  Income tax benefit (expense)                           323,704           481,256                    509,934           (427,520)
  Equity in earnings from investments                     91,006            98,005                    212,341            330,747
  Other income, net                                      292,549           711,923                    988,208          2,142,354
  Net losses on mortgage security dispositions          (749,305)         (310,722)                  (522,805)          (567,014)
  Impairment on CMBS                                  (4,704,878)      (29,884,497)               (13,652,756)       (35,035,588)
  BREF maintenance fee                                  (434,000)                -                 (1,229,667)                 -
  Executive contract termination costs                (2,875,699)                -                 (2,875,699)                 -
  Hedging ineffectiveness                             (1,930,198)                -                 (1,930,198)                 -
  Recapitalization expenses                                    -          (438,889)                (3,148,841)          (683,333)
  Gain on extinguishment of debt                               -                 -                  7,337,424                  -
                                                    -------------    --------------              -------------      -------------
                                                     (13,544,267)      (32,173,791)               (24,463,343)       (39,165,098)
                                                    -------------    --------------              -------------      -------------
  Net loss before cumulative effect
      of change in accounting principle               (5,648,164)      (23,374,946)                (1,413,783)       (13,478,930)

  Cumulative effect of adoption of SFAS 142                    -                 -                          -         (9,766,502)
                                                    -------------    --------------              -------------      -------------
  Net loss before dividends paid
      or accrued on preferred shares                  (5,648,164)      (23,374,946)                (1,413,783)       (23,245,432)

  Dividends paid or accrued on preferred shares       (1,726,560)       (1,726,560)                (5,279,179)        (7,602,537)
                                                    -------------    --------------              -------------      -------------
  Net loss to common shareholders                   $ (7,374,724)    $ (25,101,506)              $ (6,692,962)      $(30,847,969)
                                                    =============    ==============              =============      =============


                   FINANCIAL STATEMENT EARNINGS (LOSS) PER SHARE
                   ---------------------------------------------

Total basic earnings (loss) per share - before cumulative
  effect of change in accounting principle          $      (0.49)    $       (1.80)              $      (0.44)      $      (1.55)
                                                    =============    ==============              =============      =============

Total basic earnings (loss) per share - after cumulative
  effect of change in accounting principle          $      (0.49)    $       (1.80)              $      (0.44)      $      (2.26)
                                                    =============    ==============              =============      =============

Total diluted earnings (loss) per share - before cumulative
  effect of change in accounting principle          $      (0.49)    $       (1.80)              $      (0.44)      $      (1.55)
                                                    =============    ==============              =============      =============

Total diluted earnings (loss) per share - after cumulative
  effect of change in accounting principle          $      (0.49)    $       (1.80)              $      (0.44)      $      (2.26)
                                                    =============    ==============              =============      =============

Shares used in computing basic earnings (loss)
  per share                                           15,204,913        13,926,600                 15,114,173         13,635,656
                                                    =============    ==============              =============      =============

                        CRIIMI MAE INC.

                                                                 As of              As of
Balance Sheet Data                                        September 30, 2003    Dec. 31, 2002
-------------------------------------------------------------------------------------------------
CMBS, at fair value                                        $ 860,319,959         $ 861,980,472

Insured mortgage securities, at fair value                   168,293,213           275,340,234

Restricted and unrestricted cash (including CMSLP cash)       16,951,002            37,212,923

Total assets                                               1,107,258,869         1,241,085,243

Total recourse debt                                          328,766,667           375,952,338

Total non recourse debt (match-funded and other debt)        452,898,555           546,039,226

Shareholders' equity                                         311,853,122           291,661,090
